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                      AMENDMENT NO. 1 TO MERGER AGREEMENT


         This Amendment No. 1 (the "AMENDMENT"), made and entered into this 12th day of December 1995, is by and among AMRE, Inc., a Delaware corporation ("AMRE"), AMRE Acquisition, Inc., a Delaware corporation and a newly formed, wholly owned subsidiary of AMRE ("MERGER SUB"), Facelifters Home Systems, Inc., a New York corporation (the "COMPANY"), and Facelifters Home Systems, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("COMPANY SUB"), and amends that certain Agreement and Plan of Merger, made and entered into the 31st day of October 1995, by and among AMRE, Merger Sub, the Company and Company Sub (the "MERGER AGREEMENT"). Capitalized terms used and not defined herein shall have the meanings assigned to them in the Merger Agreement.


                             PRELIMINARY STATEMENTS

         AMRE, Merger Sub, the Company and Company Sub desire to amend the Merger Agreement as set forth in this Amendment.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                             STATEMENT OF AMENDMENT

         1.      Amendatory Provisions.

         a. Section 1.5(a)(ii) to the Merger Agreement is amended and restated in its entirety to read as follows:

                          (ii) If the Average Price of the AMRE Common Stock is more than $9.50, except as provided below, then each of the Shares shall be converted into that number of shares of AMRE Common Stock determined by multiplying by the following formula:

                                                         11.28
                                               -------------------------------
                                                   8.00 + (N - 9.50)

                                  Where:  N =      the Average Price of the
                                  -----            AMRE Common Stock


                 Notwithstanding any other provision hereof, in no event shall each Share be converted into less than one (1) share of AMRE Common Stock, regardless of the Average Price of the AMRE Common Stock as specified in the above formula.
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         b.      Section 1.5(e) to the Merger Agreement is amended and restated
         in its entirety to read as follows:

                          (e)     At the Effective Time, all options
                 (individually a "Company Option" or collectively, the "Company Options") then outstanding under the Company's stock option plans (collectively, the "Company Stock Option Plans") shall remain outstanding following the Effective Time and shall remain exercisable pursuant to the terms of such plans. At the Effective Time, such Company Options shall, by virtue of the Merger and without any further action on the part of the Company or the holder of any such Company Options, be assumed by AMRE in such manner that AMRE (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code, or (ii) to the extent that Section 424(a) of the Code does not apply to any such Company Option, would be such a corporation were Section 424(a) applicable to such option. Each Company Option assumed by AMRE shall be exercisable upon the same terms and conditions as under the applicable Company Stock Option Plan and the applicable option agreement issued thereunder, except that (A) each such Company Option shall be exercisable for that whole number of shares of AMRE Common Stock (to the nearer whole share) into which the number of Shares subject to such Option immediately prior to the Effective Time would be converted under this Section 1.5, and
                 (B) the option exercise price per share of AMRE Common Stock shall be an amount equal to the option price per Share subject to such Company Option in effect prior to the Effective Time divided by the Exchange Ratio (the price per share, as so determined, being rounded upward to the nearest full cent).

         2. Existing Agreement. Except as expressly amended hereby, all of the terms, covenants and conditions of the Merger Agreement (i) are ratified and confirmed, (ii) shall remain unamended and not waived and (iii) shall continue in full force and effect.

         3. Governing Law. This Amendment shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

         4. Counterparts. This Amendment may be executed in one or more counterparts.

         5. Enforceability. If any provision of this Amendment shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Amendment or the Merger Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Amendment and the Merger Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.




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         IN WITNESS WHEREOF, AMRE, Merger Sub, the Company and Company Sub have caused this Amendment to be executed as of the date first written above.


                                          AMRE, INC.



                                          By:  /s/ Robert M. Swartz
                                             --------------------------------
                                             Name:  Robert M. Swartz
                                                  ---------------------------
                                             Title:   President & C.E.O.
                                                   --------------------------


                                          AMRE ACQUISITION, INC.



                                          By:  /s/ Robert M. Swartz
                                             --------------------------------
                                             Name:  Robert M. Swartz
                                                  ---------------------------
                                             Title:   President & C.E.O.
                                                   --------------------------


                                          FACELIFTERS HOME SYSTEMS, INC.,
                                          a New York corporation



                                          By:  /s/ Murray H. Gross
                                             --------------------------------
                                             Name:  Murray H. Gross
                                                  ---------------------------
                                             Title:   President
                                                   --------------------------


                                          FACELIFTERS HOME SYSTEMS, INC.,
                                          a Delaware corporation



                                          By:  /s/ Murray H. Gross
                                             --------------------------------
                                             Name:  Murray H. Gross
                                                  ---------------------------
                                             Title:   President
                                                   --------------------------










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